Exhibit 5.1

23 September 2010
Matter No.:874870
Doc Ref: 340027
Tel. No.: 852 2842 9530
E-mail: Richard.Hall@conyersdill.com
IFM Investments Limited
26/A, East Wing, Hanwei Plaza
No. 7 Guanghua Road, Chaoyang District
Beijing 100004
People’s Republic of China

Dear Sirs,

Re: IFM Investments Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about 23 September 2010 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 45,815,866 Class A ordinary shares, par value US$0.001 per share each (the “Class A Ordinary Shares”) to be issued pursuant to the exercise of options under the Company’s amended and restated 2006 stock incentive plan (the “Equity Incentive Plan” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Equity Incentive Plan. We have also reviewed the memorandum and articles of association of the Company, each certified by the Secretary of the Company on 23 September 2010, a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 21 September 2010 (the “Certificate Date”), written resolutions passed by the directors of the Company on 2 February 2008 and minutes of a meeting of the board of directors held on 27 January 2010 and 23 September 2010  (the “Board Resolutions”) and the written resolutions passed by all the shareholders of the Company on 2 February 2008 (the “Shareholders Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

IFM Investments Limited
23 September 2010

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention,  (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Equity Compensation Plan and other documents reviewed by us, (d) that the Board Resolutions and the Shareholders Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (f) that upon issue of any Class A Ordinary Shares by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, and (g) that on the date of issuance of any award under the Equity Incentive Plan, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely for the purpose of the filing of the Registration Statement and the offering of the Class A Ordinary Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.
When issued as contemplated by the Registration Statement, the Class A Ordinary Shares will be duly and validly authorised and legally and validly issued.  When paid for in accordance with the Equity Compensation Plan, the Class A Ordinary Shares will be fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

IFM Investments Limited
23 September 2010

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman